Exhibit 99.1

Contact:	Teri Watson (Investment Community) (212) 770-7074 Christina Pretto (News Media) (212) 770-7083
AIG REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
     NEW YORK, NY, February 26, 2010 — American International Group, Inc. (AIG) today reported a net loss attributable to AIG common shareholders of $8.9 billion for the fourth quarter of 2009, or $65.51 per diluted common share, compared to a net loss of $61.7 billion or $458.99 per diluted share in the fourth quarter of 2008. Fourth quarter 2009 adjusted net loss was $7.2 billion, compared to an adjusted net loss of $38.5 billion in the fourth quarter of 2008.
     The net loss in the quarter can be primarily attributed to the following items:
•	As previously disclosed, $6.2 billion ($4.0 billion after tax) of interest and amortization expense, including $5.2 billion ($3.4 billion after tax) of accelerated amortization expense on the prepaid commitment asset resulting from the $25 billion reduction in the balance outstanding and the maximum credit available under the Federal Reserve Bank of New York (FRBNY) Credit Facility;

•	As previously disclosed, a $2.8 billion ($1.5 billion after tax) loss recognized on the pending sale of Nan Shan Life Insurance Company, Limited (Nan Shan);

•	Loss reserve strengthening of $2.3 billion ($1.5 billion after tax) in Commercial Insurance; and,

•	A valuation allowance charge of $2.7 billion for tax benefits not presently recognizable, including those shown above.
     Throughout this press release, the presentation of the tax effects of individual items is before consideration of any deferred income tax valuation allowance.
     During the quarter, certain of AIG’s businesses continued to stabilize and the results reflect continued improvement in the global financial markets.
FOURTH
QUARTER
(in millions, except per share data)

			Per Diluted Share (a)(b)
	2009	2008	2009	2008

Net loss attributable to AIG	$(8,873)	$(61,659)	$(65.51)	$(458.99)

To compute adjusted net loss, add losses and deduct gains:
Net realized capital gains (losses), net of tax	(501)	(20,312)
Net loss on sale of divested businesses, net of tax	(326)	—
Non-qualifying derivative hedging activities, gains (losses), net of tax (c)	176	(2,176)
Net loss on discontinued operations	(1,011)	(673)

Adjusted net loss	$(7,211)	$(38,498)	$(53.23)	$(287.69)

The notable items in the quarter represent the following for the full year:
•	$10.4 billion ($6.7 billion after tax) of interest and amortization expense including $5.2 billion ($3.4 billion after tax) of accelerated amortization expense on the prepaid commitment asset;

•	$2.8 billion ($1.5 billion after tax) loss recognized on the pending sale of Nan Shan;

•	Loss reserve strengthening of $2.7 billion ($1.8 billion after tax) in Commercial Insurance; and

•	A valuation allowance charge of $2.9 billion for tax benefits not presently recognizable, including those shown above.
TWELVE
MONTHS
(in millions, except per share data)

			Per Diluted Share (a)(b)
	2009	2008	2009	2008

Net loss attributable to AIG	$(10,949)	$(99,289)	$(90.48)	$(756.85)

To compute adjusted net loss, add losses and deduct gains:
Net realized capital gains (losses), net of tax	(5,215)	(42,380)
Net loss on sale of divested businesses, net of tax	(1,263)	—
Non-qualifying derivative hedging activities gains (losses), net of tax (c)	1,078	(2,646)
Net loss on discontinued operations	(566)	(2,599)

Adjusted net loss	$(4,983)	$(51,664)	$(46.40)	$(395.28)

(a)	Share and per share amounts in the 2008 periods have been restated to reflect the 1-for-20 reverse stock split effective June 30, 2009.

(b)	Basic shares outstanding were used as the effect of common stock equivalents would have been anti-dilutive given the net losses for the periods.

(c)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses, and excludes related net realized capital gains (losses).
     Commenting on the fourth quarter and full year 2009 results, AIG President and Chief Executive Officer Robert H. Benmosche said, “Our team made great progress during the year in executing our strategic restructuring plan, by stabilizing and strengthening AIG’s insurance businesses, reducing AIG Financial Products Corp. (AIGFP) exposures, and positioning certain businesses for sale. I am delighted that several seasoned, well-respected, financial services executives, including Peter Hancock, Tom Russo, Michael Cowan and Sandra Kapell, have joined the AIG team and enhanced our prospects for rebuilding this great company.
     “In the fourth quarter, we took significant strides toward the dispositions of American International Assurance Company, Ltd. (AIA) and American Life Insurance Company (ALICO); and through the creation of two special purpose vehicles (SPVs) that now own these two companies, we reduced our debt to the FRBNY Credit Facility by $25 billion in exchange for FRBNY ownership of preferred interests in the SPVs.
     “As a result of reducing our debt to the FRBNY, during the fourth quarter we incurred certain losses associated with this debt reduction. Back in September of 2008, in exchange for $85 billion in support, AIG turned over a 79.9% ownership stake in the company to a trust established for the sole benefit of the U.S. Treasury. This ownership stake in effect represented a ‘pre-paid commitment’ fee that AIG valued at $23 billion as an asset on its balance sheet, which we are amortizing over the life of the FRBNY Credit Facility, accelerated for mandatory prepayments. In the fourth quarter of 2009, we accelerated the amortization of $5.2 billion pre-tax of this asset in connection with reducing the amount we could borrow from the FRBNY by $25 billion. This is the second time we have reduced the amount we could borrow. Last year, we reduced the original $85 billion commitment to $60 billion when the terms of the FRBNY Credit Facility were amended and recorded a similar accelerated amortization amount of $6.6 billion.
     “Importantly, in the fourth quarter, AIG strengthened its General Insurance worldwide loss reserves by $2.3 billion, or $1.5 billion after tax, based on AIG’s year end internal actuarial analyses. AIG considered the results of its third party actuary’s analysis in reaching its judgment. This reserve strengthening represents roughly 3.6 percent of Chartis’ carried reserves at December 31, 2009.
     “At our Domestic Life Insurance & Retirement Services companies, recently rebranded as the SunAmerica Financial Group, we have made notable progress in re-establishing relationships and reinvigorating sales distributions. We are very proud that Western National, one of the first insurance companies to develop fixed annuity products specifically for sale through banks, successfully regained its number one position in that market in the third quarter of 2009.
     “We continue to address the funding needs and are exploring strategic restructuring opportunities for International Lease Finance Corporation (ILFC), and American General Finance, Inc. (AGF).
     “Lastly, we are increasingly confident in how we see the mix of AIG’s businesses over the long term. We are taking the right steps to regain our stature as one of the most respected and diverse property-casualty operations in the world, with a strong U.S. life and annuity operation and several other businesses that will enhance our nucleus, help us to meet our goal of repaying taxpayers and provide value to the communities where we operate,” Mr. Benmosche concluded.
TOTAL EQUITY
     At December 31, 2009, total equity was $98.1 billion, a $21.6 billion increase from $76.5 billion at September 30, 2009. The increase includes $24.5 billion noncontrolling nonvoting callable junior and senior preferred interests in the AIA and ALICO SPVs held by the FRBNY, $3.4 billion of unrealized appreciation of investments, and $2.1 billion from a drawdown from the Department of the Treasury Commitment related to the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, partially offset by $8.9 billion of net loss attributable to AIG.
PROGRESS ON MANAGEMENT’S STRATEGY FOR STABILIZATION OF AIG AND REPAYMENT OF ITS OBLIGATIONS
     AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG continually reassesses its plan to maximize value while maintaining flexibility in its liquidity and capital positions.
AIA and ALICO Transactions with the FRBNY:
•	On December 1, 2009, AIG and the FRBNY completed two transactions transferring to the FRBNY preferred equity interests in two newly-formed SPVs in exchange for a $25 billion reduction in the balance outstanding and the maximum credit available under the FRBNY Credit Facility. While significantly improving AIG’s capital structure, these transactions resulted in a $5.2 billion ($3.4 billion after tax) accelerated amortization of a portion of the prepaid commitment asset.
Status of Unwinding AIGFP:
•	AIGFP reduced the notional amount of its derivative portfolio by 41 percent from approximately $1.6 trillion at December 31, 2008, to approximately $940 billion at December 31, 2009. During the fourth quarter of 2009, the derivative portfolio was reduced 22 percent from approximately $1.2 trillion at September 30, 2009.

•	AIGFP reduced the number of trade positions in its portfolio by 54 percent from approximately 35,000 at December 31, 2008, to approximately 16,100 at December 31, 2009. During the fourth quarter of 2009, the number of trade positions was reduced 16 percent from approximately 19,200 at September 30, 2009.
Sales of Businesses and Specific Asset Dispositions:
     AIG continues to make progress on its strategic restructuring plan. During 2009 and through February 17, 2010, AIG entered into agreements to sell or completed the sales of operations and assets, excluding AIGFP assets, that are expected to generate a total of approximately $5.6 billion of aggregate net cash proceeds that will be available to repay outstanding borrowings and will reduce the maximum lending commitment under the FRBNY Credit Facility upon closing. AIG continues to engage in productive discussions with third parties with respect to a number of other transactions.
•	On October 12, 2009, AIG entered into an agreement to sell its 97.57 percent share of Nan Shan for approximately $2.15 billion. As a result, Nan Shan qualified as a discontinued operation and met the criteria for “held-for-sale” accounting.
Status of Government Support:
•	As of February 17, 2010, AIG had outstanding net borrowings under the FRBNY Credit Facility of $21 billion, plus accrued interest and fees of $5.5 billion. Available capacity totaled $14 billion. Net borrowings under the FRBNY Credit Facility increased by approximately $3.1 billion since year-end, primarily to repay $3.5 billion of commercial paper outstanding under the FRBNY Commercial Paper Funding Facility (CPFF). As of February 17, 2010, AIG’s total balance outstanding under the CPFF was $1.2 billion. Separately, Nightingale Finance LLC, a structured investment vehicle sponsored by AIGFP but not consolidated by AIG, participated in the CPFF with a balance of $1.1 billion at that date.

•	As of February 17, 2010, the remaining available amount under the Department of the Treasury Commitment was $22.3 billion.
Results of Operations by Segment

	Three Months		Twelve Months
	Ended		Ended
Pre-tax Operating Income (Loss):	December 31,		December 31,
(dollars in millions)	2009	2008	2009	2008

General Insurance	$(1,753)	$(1,680)	$699	$1,923
Domestic Life Insurance & Retirement Services	1,034	(835)	2,335	1,464
Foreign Life Insurance & Retirement Services	1,054	1,218	4,560	4,876
Financial Services	92	(17,592)	459	(40,364)

Sub-total	427	(18,889)	8,053	(32,101)

Other	(7,857)	(12,900)	(14,100)	(16,853)

Total	$(7,430)	$(31,789)	$(6,047)	$(48,954)
GENERAL INSURANCE
     AIG’s General Insurance unit, Chartis, reported a fourth quarter 2009 operating loss before net realized capital gains (losses) of $1.8 billion, due to loss reserve strengthening of $2.3 billion, compared to a $1.7 billion operating loss in the fourth quarter of 2008, which included a $1.2 billion goodwill impairment charge.

     The reserve increase follows the completion of AIG’s annual year-end loss reserve study and represents 3.6 percent of Chartis’ total carried loss reserves of $63.2 billion at December 31, 2009. The reserve additions are primarily related to excess casualty, and excess workers compensation lines, particularly for accident years 2002 and prior. At December 31, 2009, Chartis U.S.’s statutory policyholder surplus was approximately $27 billion, an increase of approximately 4 percent from year-end 2008.
     Chartis recorded net premiums written of $6.9 billion in the fourth quarter 2009, a 2.2 percent decrease from the fourth quarter of 2008. The modest decline is a significant improvement over prior quarters in 2009 and reflects increased business retention, new business submissions, and a more stable rate environment. However, net premium writings continue to be affected by challenging economic conditions, the effect of foreign exchange, and Chartis’ strategic decision to maintain price discipline in lines of business where market rates are unsatisfactory, particularly in certain classes of workers’ compensation.
     The fourth quarter 2009 combined ratio was 132.5, including 28.2 points from reserve strengthening, compared to 120.8 in the prior year period, which included 13.8 points related to the goodwill impairment. For the full year 2009, the current accident year combined ratio was 99.2, a 2.6 point improvement over the 2008 accident year combined ratio.
DOMESTIC LIFE INSURANCE & RETIREMENT SERVICES
     Domestic Life Insurance & Retirement Services, now branded SunAmerica Financial Group, reported fourth quarter 2009 operating income before net realized capital gains (losses) of $1.0 billion compared to an operating loss of $835 million in the fourth quarter of 2008. The significant improvement reflects continued stabilization of key businesses and improved investment results, particularly in the equity and fixed income markets.
     Assets under management grew to $230.9 billion at December 31, 2009, a 7.7 percent increase over December 31, 2008, as appreciation in the equity markets more than offset negative cash flows. Premiums, deposits, and other considerations totaled $5.4 billion, an increase of 5.3 percent compared to the fourth quarter of 2008. The increase was a result of higher individual fixed annuity sales through banks helped by the re-establishment of selling agreements with certain distribution partners. The increase in individual fixed annuity sales was partially offset by lower sales of life insurance and payout annuity products. Sales of life insurance products through career distribution were essentially flat relative to the overall decline in the industry. Sales through the independent distribution channel declined as a result of both the lingering effects of negative AIG media coverage, as well as a continued disciplined approach to risk selection. Payout annuity sales have been significantly affected by current ratings levels. Surrender activity has stabilized and surrender rates for individual fixed and variable annuities are in line with historical levels.
     Net investment income increased $1.2 billion over the fourth quarter of 2008 primarily from higher partnership income as well as favorable valuation adjustments from the retained interest in Maiden Lane II, which offset the negative effects of higher liquidity in the investment portfolios. Net realized capital losses were significantly lower than the fourth quarter of 2008 and continue to be lower than the past several quarters due to improving market conditions and the adoption of a new accounting pronouncement related to the recognition of other-than-temporary impairments during the second quarter of 2009.
     Policy acquisition and other insurance expenses declined to $749 million in the fourth quarter of 2009 from $1.3 billion in the fourth quarter of 2008 due principally to unfavorable deferred acquisition cost unlocking adjustments in 2008.
FOREIGN LIFE INSURANCE & RETIREMENT SERVICES
     Foreign Life Insurance & Retirement Services reported fourth quarter 2009 operating income before net realized capital gains (losses) of $1.1 billion consistent with $1.2 billion in the fourth quarter of 2008.

     Premiums, deposits, and other considerations totaled $8.3 billion, a decrease of 5.8 percent compared to the fourth quarter of 2008. The decrease was a result of lower sales of investment-oriented products. Sales activity has continued to improve in most regions, although sales activity in investment-oriented life and retirement products, especially in the U.K. and Japan, remain negatively affected by AIG events. AIA and ALICO have continued to experience improving operating results following revitalization of their distribution networks and the stabilization of global economic activities. Surrender activity has stabilized and surrender rates are in line with historical levels.
     Net investment income excluding policyholder trading gains (losses) increased $316 million or 19.4 percent from the fourth quarter of 2008 primarily due to higher partnership and mutual fund income. The fourth quarter of 2009 had a small net realized capital gain compared to the significant realized capital losses incurred in the fourth quarter of 2008.
FINANCIAL SERVICES
     Financial Services reported fourth quarter 2009 operating income before net realized capital gains (losses) and the effect of hedging activities that did not qualify for hedge accounting treatment of $92 million, compared to a $17.6 billion operating loss in the fourth quarter of 2008.
     AIGFP, which is in the process of winding down its businesses and portfolios, reported operating income of $80 million in the fourth quarter of 2009, compared to a $17.2 billion operating loss in the fourth quarter of 2008 related primarily to the unrealized market valuation losses on its super senior credit default swap portfolio and credit valuation adjustments. The fourth quarter 2009 operating income included $275 million in unrealized market valuation gains on AIGFP’s super senior credit default swap portfolio, a favorable credit valuation adjustment of $345 million, partially offset by $529 million of interest charges on inter-company borrowings with AIG that are eliminated in consolidation.
     ILFC reported a 66.2 percent increase in operating income to $344 million, compared to income of $207 million in the fourth quarter of 2008, driven primarily by a larger aircraft fleet and lower composite borrowing rates, partially offset by higher depreciation expense and provision for overhauls as compared to the fourth quarter of 2008. ILFC is pursuing potential aircraft sales as one of several options to meet its financial and operating obligations, and continues to review other options, including accessing the capital markets through secured debt financing.
     AGF reported a fourth quarter 2009 operating loss of $309 million compared to an operating loss of $248 million in the fourth quarter of 2008, resulting from a decline in finance charge revenues reflecting lower average net receivables and a higher provision for loan losses. These variances were partially offset by lower interest expense due to lower average debt balance and lower operating expenses due to management expense reductions across all AGF operations. AGF anticipates that its primary source of funds to support its operations and repay it obligations will be customer receivable collections and additional on-balance sheet securitizations and portfolio sales.
OTHER OPERATIONS
     Asset Management is no longer considered a reportable segment, and the results have been presented below as a noncore business in AIG’s Other operations category. In addition, results for certain brokerage services, mutual fund, GIC and other asset management activities previously reported in the Asset Management segment are now included in the Domestic Life Insurance & Retirement Services segment. Results for prior periods have been revised accordingly.
     Parent Company results in the fourth quarter 2009 included an operating loss before net realized capital gains (losses) of $6.8 billion, compared to an $11.0 billion loss in the fourth quarter of 2008. The $6.8 billion operating loss in the fourth quarter of 2009 included $6.2 billion of interest expense on the FRBNY Credit Facility, which included the accelerated amortization on the prepaid commitment asset. The Parent Company results included the fair value loss on Maiden Lane III in the fourth quarter of 2008, but not in the fourth quarter of 2009 because in May 2009, AIG contributed its equity interest in ML III from Parent Company to noncore business.

     Noncore insurance business results in the fourth quarter 2009 included an operating loss before net realized gains (losses) of $45 million, compared to a $1.2 billion operating loss in the fourth quarter of 2008. The current quarter’s results include an underwriting loss in Mortgage Guaranty partially offset by a fair value gain on AIG’s interest in Maiden Lane III.
     Other noncore business results in the fourth quarter 2009 included an operating loss before net realized capital gains (losses) of $406 million, compared to $475 million operating loss in the fourth quarter of 2008. The current quarter’s results include impairments on proprietary real estate investments and lower base management fees in Institutional Asset Management offset by improved interest income in the MIP. Net realized capital losses declined as a result of an improved credit environment and the adoption of a new accounting standard on other than temporary impairments.
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     Additional supplementary financial data is available in the Investor Information section at www.aig.com.
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     It should be noted that the reported results may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the completed transactions with the Federal Reserve Bank of New York (FRBNY) and the United States Department of the Treasury (Department of the Treasury), the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s long-term business mix which will depend on the outcome of AIG’s asset dispositions program, AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure to close transactions contemplated in AIG’s restructuring plan; developments in global credit markets; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in Part II, Item 1A. Risk Factors of, AIG’s Annual Report on Form 10-K for the year ended December 31, 2009. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Fourth quarter 2009 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of market disruption items, Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Credit Facility, the recognition of other-than-temporary impairments, restructuring-related activities, ALICO U.K. investment linked products, conversion of the Series C Preferred Stock, realized capital gains (losses), the effects of variable interest entities, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, tax valuation allowances, credit valuation adjustments, unrealized market valuation gains (losses), UGC operating results and the effect of catastrophe-related losses and foreign exchange rates.
     In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
     In particular, the effects of the market disruption items, Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Facility, restructuring-related activities, ALICO U.K. investment linked products and conversion of the Series C Preferred Stock arise from a period of unprecedented market volatility and related extraordinary governmental assistance to AIG, rather than from AIG’s ongoing underlying businesses.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations and is a standard measure of performance used in the insurance industry. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.

     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

Exhibit I
American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008 (a)	Change	2009	2008 (a)	Change
General Insurance Operations (b):
Net Premiums Written	$6,930	$7,088	(2.2)%	$30,664	$35,633	(13.9)%
Net Premiums Earned	8,030	8,663	(7.3)%	32,274	36,499	(11.6)
Underwriting Loss	(2,609)	(1,797)	—	(2,596)	(683)	—
Net Investment Income	856	117	—	3,295	2,606	26.4
Income before Net Realized Capital Gains (Losses)	(1,753)	(1,680)	—	699	1,923	(63.7)%
Net Realized Capital Gains (Losses) (c)	152	(2,269)	—	(530)	(4,374)	—
Pre-tax Operating Income (Loss)	$(1,601)	$(3,949)	—	$169	$(2,451)	—

Loss Ratio	98.89	77.76		78.60	71.49
Expense Ratio	33.60	42.99		29.44	30.38
Combined Ratio	132.49	120.75		108.04	101.87

Domestic Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$1,279	$1,673	(23.6)%	$5,327	$7,644	(30.3)%
Net Investment Income	2,663	1,490	78.7	9,553	9,134	4.6
Income (Loss) before Net Realized Capital Gains (Losses)	1,034	(835)	—	2,335	1,464	59.5
Net Realized Capital Gains (Losses) (c)	(364)	(14,393)	—	(3,514)	(36,412)	—
Pre-tax Operating Income (Loss)	670	(15,228)	—	(1,179)	(34,948)	—

Foreign Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	6,201	$6,332	(2.1)	22,774	$24,710	(7.8)
Net Investment Income	2,659	(3,553)	—	11,502	157	—
Income before Net Realized Capital Gains (Losses)	1,054	1,218	(13.5)%	4,560	4,876	(6.5)
Net Realized Capital Gains (Losses) (c)	291	(4,637)	—	(1,339)	(8,208)	—
Pre-tax Operating Income (Loss)	1,345	(3,419)	—	3,221	(3,332)	—

Financial Services Operations:
Pre-tax Operating Income (Loss) excluding Non-qualifying Derivative Hedging Activities and Net Realized Capital Gains (Losses)	92	(17,592)	—	459	(40,364)	—
Non-qualifying Derivative Hedging Activities (c)	—	(20)	—	3	41	(92.7)%
Net Realized Capital Gains (Losses) (c)	3	(329)	—	55	(498)	—
Pre-tax Operating Income (Loss)	95	(17,941)	—	517	(40,821)	—
Other before Net Realized Capital Gains (Losses) (b)	(7,249)	(12,644)	—	(14,022)	(16,897)	—
Other Net Realized Capital Gains (Losses) (b) (c)	50	(4,690)	—	(476)	(6,775)	—
Net Loss on Sale of Divested Businesses	(70)	—	—	(1,271)	—	—
Consolidation and Elimination Adjustments (c) (d)	(842)	(1,254)	—	(607)	(1,304)	—
Loss from Continuing Operations before Income Tax Benefit	(7,602)	(59,125)	—	(13,648)	(106,528)	—
Income Tax Expense (Benefit)	414	2,642	—	(1,878)	(8,894)	—
Net Loss from Continuing Operations	(8,016)	(61,767)	—	(11,770)	(97,634)	—
Net Loss from Discontinued Operations, net of tax	(994)	(789)	—	(543)	(2,753)	—
Net Loss	(9,010)	(62,556)	—	(12,313)	(100,387)	—
Less:
Net Loss from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests Held by Federal Reserve Bank of New York	140	—	—	140	—	—
Other	(294)	(781)	—	(1,527)	(944)	—
Total Loss from Continuing Operations Attributable to Noncontrolling Interests	(154)	(781)		(1,387)	(944)
Income (Loss) from Discontinued Operations Attributable to Noncontrolling Interests	17	(116)	—	23	(154)	—
Net Loss Attributable to AIG	(8,873)	(61,659)	—	(10,949)	(99,289)	—
Net Loss Attributable to AIG Common Shareholders	$(8,873)	$(62,059)	—	$(12,244)	$(99,689)	—

Financial Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008 (a)	Change	2009	2008 (a)	Change
Net Loss Attributable to AIG	$(8,873)	$(61,659)	—	$(10,949)	$(99,289)	—
Loss from Discontinued Operations Attributable to AIG, net of tax	(1,011)	(673)	—	(566)	(2,599)	—
Net Loss on Sale of Divested Businesses, net of tax	(326)	—	—	(1,263)	—	—
Net Realized Capital Gains (Losses), net of tax	(501)	(20,312)	—	(5,215)	(42,380)	—
Non-qualifying Derivative Hedging Activities Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	176	(2,176)	—	1,078	(2,646)	—

Adjusted Net Loss Attributable to AIG	(7,211)	(38,498)	—	(4,983)	(51,664)	—

Loss Per Share — Diluted (e):
Net Loss Attributable to AIG	(65.51)	(458.99)	—	(90.48)	(756.85)	—

Adjusted Net Loss Attributable to AIG	$(53.23)	$(287.69)	—	(46.40)	(395.28)	—

Book Value Per Share on AIG Shareholders’ Equity (e) (f)				516.94	$391.94	31.9%
Pro forma Book Value Per Share on AIG Shareholders’ Equity (e) (g)				$32.42	18.03	79.8%

Weighted Average Shares Outstanding — Diluted (e)	135	135		135	132
Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2008 to conform to the 2009 presentation.

(b)	Segment presentation was changed in 2009 in order to better align financial reporting with the manner in which AIG’s chief operating decision makers review the businesses to make decisions about resources to be allocated and to assess performance. Prior period amounts have been revised to conform to the current presentation.

(c)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(d)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such loss is offset in net loss from continuing operations attributable to noncontrolling interests, which is not a component of loss from continuing operations.

(e)	On June 30, 2009 AIG’s stockholders approved a one-for-twenty reverse stock split, which became effective on that date. All periods presented have been adjusted to reflect this reverse split.

(f)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(g)	Pro-forma book value per share computed assuming adjustment to AIG shareholders’ equity for U.S. Treasury Equity Investments.

Exhibit II
American International Group, Inc.
Earnings (Loss) Per Share
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(dollars in millions, except share data)	2009	2008	2009	2008

Numerator for EPS:
Loss from continuing operations	$(8,016)	$(61,767)	$(11,770)	$(97,634)
Loss from continuing operations attributable to noncontrolling interests:
Noncontrolling nonvoting, callable, junior and senior preferred interests held by Federal Reserve Bank of New York	140	—	140	—
Other	(294)	(781)	(1,527)	(944)

Total loss from continuing operations attributable to noncontrolling interests	(154)	(781)	(1,387)	(944)

Net loss attributable to AIG from continuing operations	$(7,862)	$(60,986)	$(10,383)	$(96,690)
Loss from discontinued operations	(994)	(789)	(543)	(2,753)
Income (loss) from discontinued operations attributable to noncontrolling interests	17	(116)	23	(154)

Loss attributable to AIG from discontinued operations	(1,011)	(673)	(566)	(2,599)
Cumulative dividends on AIG Series D Preferred Stock	—	(400)	(1,204)	(400)
Deemed dividend to Series D Preferred Stock exchanged for AIG Series E Preferred Stock	—	—	(91)	—

Net loss attributable to AIG common shareholders from continuing operations	(7,862)	(61,386)	(11,678)	(97,090)

Net loss attributable to AIG common shareholders from operations	$(1,011)	$(673)	$(566)	$(2,599)

Denominator for EPS:

Weighted average shares outstanding — basic dilutive shares	135,446,727	135,207,631	135,324,896	131,714,245

Weighted average shares outstanding — diluted	135,446,727	135,207,631	135,324,896	131,714,245

EPS attributable to AIG:
Basic
Loss from continuing operations	$(58.05)	$(454.01)	$(86.30)	$(737.12)
Loss from discontinued operations	(7.46)	(4.98)	(4.18)	(19.73)
Diluted
Loss from continuing operations	$(58.05)	$(454.01)	$(86.30)	$(737.12)
Loss from discontinued operations	(7.46)	(4.98)	(4.18)	(19.73)

Adjusted Net Income (Loss) Per Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(dollars in millions, except per share data)	2009	2008	2009	2008

Numerator for EPS:
Adjusted net loss	$(7,211)	$(38,498)	$(4,983)	$(51,664)
Cumulative dividends on AIG Series D Preferred Stock	—	(400)	(1,204)	(400)
Deemed dividend to Series D Preferred Stock exchanged for AIG Series E Preferred Stock	—	—	(91)	—
Adjusted net loss attributable to AIG common Shareholders	$(7,211)	$(38,898)	$(6,278)	$(52,064)

Weighted average shares outstanding — basic per share calculation	135,446,727	135,207,631	135,324,896	131,714,245
Incremental shares arising from awards outstanding under share- based employee compensation plans	—	—	—	—

Weighted average shares outstanding — diluted per share calculation	135,446,727	135,207,631	135,324,896	131,714,245

Adjusted net loss per common share attributable to AIG:	$(53.23)	$(287.69)	$(46.40)	$(395.28)